COCA-COLA ENTERPRISES INC.                EXHIBIT 99
                                                                    PAGE 1 OF 2
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Unaudited; in millions except per share data)


                               Fourth Quarter              Fiscal Year
                              ----------------  Percent ---------------- Percent
                              1993(1)  1992(2)  Change  1993(1)   1992   Change
                              -------  -------  ------- -------  ------- -------

Net Operating Revenues        $ 1,322  $ 1,279    3%    $ 5,465  $ 5,127    7%
Cost of sales                     803      805     -      3,372    3,219    5%
                              -------  -------          -------  -------
Gross Profit                      519      474    9%      2,093    1,908   10%
Selling, general and
 administrative expenses          437      404    8%      1,708    1,602    7%
                              -------  -------          -------  -------
Operating Income                   82       70   17%        385      306   26%
Interest expense, net              82       85   (4)%       328      312    5%
Other nonoperating
 deductions, net                    -        2     -          2        6     -
                              -------  -------          -------  -------
Income (Loss) Before Income
 Taxes and Cumulative Effect
 of Accounting Changes              -      (17)    -         55      (12)    -
Income Taxes:
 Provision (benefit) excluding
  rate change                      (4)      14     -         30        3     -
 Rate change - federal (3)          -        -     -         40        -     -
                              -------  -------          -------  -------
Income (Loss) Before
 Cumulative Effect of
 Accounting Changes                 4      (31)    -        (15)     (15)    -
Cumulative effect of
 accounting changes:
 Postretirement benefits -
  net of taxes                      -        -     -          -     (148)    -
 Income taxes                       -        -     -          -      (23)    -
                              -------  -------          -------  -------
Net Income (Loss)             $     4  $   (31)    -    $   (15) $  (186)    -
                              =======  =======          =======  =======
Average Common Shares
 Outstanding                      129      129     -        129      129     -
                              =======  =======          =======  =======
Per Share Data: (4)
 Income (loss) before
  cumulative effect of
  accounting changes          $  0.03  $ (0.24)         $ (0.11) $ (0.11)
 Cumulative effect of
  accounting changes:
  Postretirement benefits           -        -                -    (1.15)
  Income taxes                      -        -                -    (0.18)
 Net income (loss)               0.03    (0.24)           (0.11)   (1.45)
 Dividends per common share    0.0125   0.0125             0.05     0.05

Cash Operating Profit Data:
 Operating income             $    82  $    70   17%    $   385  $   306   26%
 Depreciation                      68       63    8%        254      227   12%
 Amortization                      40       40     -        165      162    2%
                              -------  -------          -------  -------
 Cash operating profit (5)    $   190  $   173   10%    $   804  $   695   16%
                              =======  =======          =======  =======
Volume Growth - 1993 as
 compared to 1992: (6)
 Bottle/can volume growth                         5%                      5.5%
 Fountain gallon volume
  growth                                        3.5%                      9.5%

See Notes to Condensed Financial Information.

                   COCA-COLA ENTERPRISES INC.          EXHIBIT 99
                                                      PAGE 2 OF 2
            NOTES TO CONDENSED FINANCIAL INFORMATION
               Fiscal Year Ended December 31, 1993
                    (Unaudited; in millions)


The Company's press release on the results of operations for the fourth quarter of and full-year fiscal 1993 was released to the public on February 2, 1994. This condensed financial information is prepared for the purpose of filing a summary of fourth quarter and fiscal year 1993 financial information, which was included in the Company's press release on February 2, 1994, with the Securities and Exchange Commission.

  (1)     On June 30, 1993, the Company acquired from The Coca-Cola
          Company: (i) Coca-Cola Beverages Nederland B.V. in the Netherlands; (ii) Roddy Coca-Cola Bottling Company, Inc.; and (iii) Coca-Cola Bottling of Johnson City, Tennessee. The results of operations of these companies are included in the Condensed Consolidated Statements of Operations from the beginning of third quarter 1993.

  (2) Fourth quarter 1992 results include four more selling days than fourth quarter 1993.

  (3) Fiscal 1993 results include a $40 million ($0.31 per common share) nonrecurring charge for the revaluation of the Company's deferred tax liability resulting from the impact of the Omnibus Budget Reconciliation Act of 1993.

  (4)     Per share data calculated prior to rounding to millions.

  (5) Reported 1993 cash operating profit includes the effect of acquisitions referred to in note (1) above. Reported fourth quarter 1992 cash operating profit includes four more selling days than fourth quarter 1993. In addition, reported 1992 cash operating profit is not adjusted for the effect of decreased postretirement benefits expense realized in 1993 from the redesign and consolidation of the Company's postretirement benefit plans. After appropriate adjustments to eliminate the effects of these differences, comparable 1993 cash operating profit increased approximately 7% and 8%, respectively, for fourth quarter and fiscal 1993 as compared to 1992.

  (6) Adjusting 1992 volume for the effect of acquisitions and fourth quarter 1992 for the effect of four additional selling days as discussed in note (2) above, physical case bottle/can volume would have increased approximately 3% and 2%, respectively, and fountain gallon volume would have increased approximately 6% and 8.5%, respectively, for fourth quarter and fiscal 1993 as compared to 1992.